EXHIBIT 99.1
News
For Immediate Release October 4, 2005	Contact:
Rick B. Honey (212) 878-1831

SPECIALTY MINERALS INC. IMPLEMENTS PRICE INCREASES AND ENERGY SURCHARGES
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NEW YORK, October 4-- Specialty Minerals Inc. (SMI), a wholly owned subsidiary of Minerals Technologies Inc. (NYSE: MTX), announced today that it has raised prices in a number of product lines and instituted energy surcharges to mitigate the effects of increasing costs of raw materials and rising oil and natural gas prices.

      Effective September 1, 2005, SMI raised prices on ground calcium carbonate, lime, specialty precipitated calcium carbonate, talc, barite and mica. These increases, ranging from 5 percent to 15 percent, were applied to products manufactured at the company's domestic Processed Minerals and Specialty PCC manufacturing facilities.

      SMI also announced that, effective September 26, 2005, it would add energy surcharges based upon fluctuations in accepted indices of the price of oil and natural gas. These temporary surcharges currently range between 2 percent to 8 percent.

      In addition to price increases, Specialty Minerals has implemented a program to eliminate delivered pricing arrangements. Recent changes in freight industry regulations, coupled with other increases in freight costs, which include but are not limited to fuel surcharges, have forced Specialty Minerals to reconsider delivered pricing.

      MTI is a global resource- and technology-based growth company that develops produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported sales of $923.7 million in 2004.

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        This press release contains some forward-looking statements, which describe or are based on the company's current expectations. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2004 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/